Exhibit 99.i.7

Kenneth L. Greenberg

(215) 564-8149

kgreenberg@stradley.com

October 1, 2010

Aberdeen Funds

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

Re:

Class A, Class C, Class R, Institutional Class, and Institutional Service Class Shares of each of the Aberdeen Emerging Markets Debt Local Currency Fund, Aberdeen Global High Yield Bond Fund and Aberdeen Ultra-Short Duration Bond Fund

Ladies and Gentlemen:

We have acted as special counsel to Aberdeen Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended, as an open-end, series management investment company.

This opinion is given in connection with the registration under the Securities Act of 1933, as amended, of five new classes of shares of beneficial interest representing interests in three series, or funds of the Trust.  The three series are the Aberdeen Emerging Markets Debt Local Currency Fund, Aberdeen Global High Yield Bond Fund and Aberdeen Ultra-Short Duration Bond Fund (each a “Fund” and collectively, the “Funds”).  The five new classes of shares of each Fund are Class A, Class C, Class R, Institutional Class, and Institutional Service Class Shares (hereinafter referred to as the “Shares”).  The Trust is authorized to issue an unlimited number of Shares of each Fund.

In connection with giving this opinion, we have examined copies of the Trust’s Certificate of Trust as filed with the Secretary of State of Delaware on September 27, 2007, Amended and Restated Agreement and Declaration of Trust dated December 12, 2007, as amended to date (the “Trust Agreement”), Amended and Restated Bylaws of the Trust dated December 12, 2007, resolutions of the Board of Trustees of the Trust adopted at a Regular Board Meeting held on June 9, 2010 (the “Resolutions”), a Certificate of Establishment and Designation of Additional Series and Share Classes dated as of September 8, 2010, and a Good Standing Certificate from the Secretary of State of Delaware dated October 1, 2010, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)              The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware and the provisions relating to the issuance of the Shares will not be modified or eliminated.

b)             The registration with the Securities and Exchange Commission of an indefinite number of the Shares will remain effective.

c)              The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.

d)             Each of the Shares will be sold for the consideration described in the then current prospectus and statement of additional information of a Fund, as amended to the date of such sale, and the consideration received by the Trust will in each event be at least equal to the net asset value per Share of such Shares.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund; provided the liability arises solely as a result of the shareholder’s status as a shareholder of the Trust and not as a result of such shareholder’s acts or omissions.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

On the basis of and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectus and statement of additional information for the Funds, will be validly issued, fully paid and nonassessable.

Except as otherwise provided in the paragraph below, this opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a post-effective amendment to the Trust’s registration statement on Form N-1A (the “Registration Statement”).  However, this does not constitute a consent under Section 7 of the Securities Act of 1933, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Kenneth L. Greenberg
Kenneth L. Greenberg, a Partner

3